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                                                                    EXHIBIT 99.1

EL PASO CORPORATION EXECUTES DEFINITIVE SETTLEMENT AGREEMENTS RELATED TO WESTERN ENERGY CRISIS LITIGATION

HOUSTON, TEXAS, JUNE 26, 2003--El Paso Corporation today announced that it has executed two definitive settlement agreements that resolve the principal litigation and claims against El Paso relating to the sale or delivery of natural gas and/or electricity to or in the Western United States. Parties to the Master Settlement Agreement include private class action litigants in California; the governor and lieutenant governor of California; the attorneys general of California, Washington, Oregon and Nevada; the California Public Utilities Commission; the California Electricity Oversight Board; the California Department of Water Resources; Pacific Gas and Electric Company and Southern California Edison Company. A separate settlement agreement was simultaneously executed with five California municipalities and six non-class private plaintiffs.

"One of the objectives in our 2003 Operational and Financial Plan is to resolve the company's principal litigation and regulatory matters," said Ronald L. Kuehn, Jr., chairman and chief executive officer of El Paso Corporation. "Finalizing this settlement is a critical step in that effort and will help resolve the uncertainties that have surrounded El Paso in the market relating to the energy crisis in the Western United States. The settlement will allow us to focus our efforts on increasing the core value of El Paso and maximizing shareholder value."

El Paso announced that it had reached an agreement in principle relating to its Western Energy Crisis litigation on March 21, 2003. The following provides more detail on the definitive settlement agreements announced today:

        o       El Paso has admitted to no wrongdoing;

        o El Paso will make cash payments of $78.6 million that will be deposited into escrow for the benefit of the parties to the Master Settlement Agreement subsequent to the signing of the definitive agreements. This amount represents the originally announced $102-million cash payment less credits for amounts paid to other parties;

        o El Paso has agreed to issue approximately 26.4 million shares of common stock on behalf of the settling parties. If such issuance is completed prior to final approval of the Master Settlement Agreement, the proceeds from any sale will be deposited into escrow for the benefit of the settling parties until final approval is received;

        o El Paso will pay $45 million in cash per year over a 20-year period rather than deliver natural gas as originally contemplated. This arrangement does not change El Paso's economic obligations under the settlement, permits El Paso to use its entire portfolio of gas reserves as a possible source of funding for the payments, and eliminates the obligations associated with delivery of





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                natural gas over the period. The substitution of cash for
                delivered gas also provides El Paso with the flexibility to prepay its obligations if it is economically advantageous to do so. Upon final approval of the Master Settlement Agreement, El Paso will be required to provide collateral for this obligation in the form of oil and gas reserves, other assets (to be agreed upon) or cash and letters of credit. The initial collateral requirement will be between $455 million and $600 million depending on the nature of the collateral provided;

        o El Paso will reduce its prices under two power supply contracts with the California Department of Water Resources by a total of $125 million, pro rated on a monthly basis for the remainder of the term of the contracts. The difference between the current prices and the reduced prices will be placed into escrow for the benefit of the settling parties on a monthly basis as deliveries are made under those contracts until final approval of the Master Settlement Agreement. At that time, the actual prices for delivered power will be reduced; and

        o El Paso will retire the 20-year obligation to pay $22 million per year in cash by depositing $250 million into escrow for the benefit of the settling parties within 180 days of the signing of the definitive agreements. This prepayment eliminates any collateral that might have been required on the $22-million per year payment over the next 20 years.

The principal obligations under the Master Settlement Agreement will be met as follows:

        o El Paso Natural Gas Company will ultimately make the upfront cash payments and the $250-million payment into escrow. In addition, El Paso Corporation will provide the proceeds from the issuance of its common stock to the settling parties through El Paso Natural Gas Company; and

        o El Paso Merchant Energy, a subsidiary of El Paso Corporation, will make the $45-million per year payments and will deliver power under the power supply agreements at reduced prices.

The definitive settlement agreements announced today modify the initial agreement in principle in certain respects and as a result El Paso expects to update its initial accrual for the cost of the settlement. Incremental charges will occur due to the increase in the company's share price since the original accrual for the obligation to issue approximately 26.4 million shares, and due to the prepayment of the $22-million per year obligation. The company currently expects an additional pre-tax charge of between $150 million and $200 million in the second quarter of 2003.

The Master Settlement Agreement is subject to approval by the California Superior Court for San Diego County. Earlier this month, in anticipation of the execution of the Master Settlement Agreement, El Paso, the Public Utilities Commission of the State of California, Pacific Gas & Electric Company, Southern California Edison Company, and the City of Los Angeles filed a Joint Settlement Agreement with the Federal Energy Regulatory Commission in resolution of certain specific proceedings before that agency. We currently expect final approval of the Master Settlement Agreement by late 2003 or early 2004.

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.



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This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of the Board of Directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the Western Energy Crisis; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.



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